EXHIBIT 11.1

We consent to the use, in this Form 1-K Annual Report to the Offering Statement of Med-X, Inc., a Nevada corporation, of our report dated April 4, 2018 on our audits of the balance sheets of Med-X, Inc., a Nevada corporation as of December 31, 2017 and 2016 and the related statements of operations, stockholders’ equity and cash flows for the period December 31, 2017 and 2016; and the reference to us under the caption “Financial Statements.”

/S/ MJF & Associates, APC

Certified Public Accountants

April 24, 2018

Los Angeles, California

515 S. Flower Street, Suite 3600, Los Angeles, CA 90071 Telephone: (213) 626-2701 Fax: (866) 510-6726

Los Angeles • San Diego • San Francisco • Dallas • New York